Comprehensive Credit Facility Agreement of Maximum Amount Entered into and by Shenzhen BAK Battery Co., Ltd (the “Company”) and Shenzhen Hi-tech Industrial Park Branch, Industrial Bank Co., Ltd (the “Creditor”) dated March 25th, 2008

Main contents:
➢	Contract number: xingyinshen gaoxinqu shouxinzi 2008 001;
➢	Maximum amount for credit facilities to be provided: RMB62.5 million, which can be decomposed into the following one or several credit facilities for use;
1. short-term loans of RMB 50 million;
2. bank acceptance of commercial draft of RMB 62.5 million;
3. letter of credit of RMB 50 million
➢	Term: from March 25th, 2008 to March 25th, 2009;
➢	Adjustment of credit can be made by Industrial Bank under the any of the followings:
■	The Company suffers severe operational risk or difficulties;
■	Occurrence of great changes in the Company’s operational system (including dividing, merging, closing etc.)
■	The Company’s payment ability is obviously weakened, the risk of repayment increased; or occurrence of delay in repaying the loan;
■	Occurrence of great changes in market;
■	Occurrence of other situations that the Creditor thinks adjustment of credit facility is necessary.
➢
Breach of contract: providing false information for hiding the actual condition of the Company; the Company’s credit rate deteriorates, and its ability of repayment is obviously weakened; breach of the obligations agreed in the sub-contract under this contract; breach of other obligations agreed in the contract;

➢
Breach of contract penalty: suspension or reduction of credit facilities, till cancellation of all approved credit facilities; declaration of all or part of the credit facilities becoming mature in advance to its original expiry date; require the Company to compensate for all the loss;

Headlines of the articles omitted
➢	Definition and explanation
➢	The guaranty of the loan under this Agreement
➢	Other rights and obligation
➢	Expenses
➢	Validity
➢	Notification
➢	Effectiveness
➢	Text
➢	Supplemental